UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 22, 2025

Invivyd, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40703	85-1403134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Church Street New Haven, CT	06510
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 819-0080

1601 Trapelo Road, Suite 178

Waltham, MA 02451

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	IVVD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2025, the Board of Directors (the “Board”) of Invivyd, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Paul B. Bolno, M.D. as a director, effective immediately, with his term expiring at the Company’s 2026 annual meeting of stockholders. The Board also appointed Dr. Bolno to the Compensation Committee of the Board (the “Compensation Committee”), effective immediately. Dr. Bolno’s appointment filled a vacancy on the Board created by the resignation of Christine Akinc, who resigned from the Board and all committees thereof, effective immediately on September 22, 2025. The resignation of Ms. Akinc was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Dr. Bolno’s compensation as a director will be consistent with the compensation provided to all of the Company’s non-employee directors. Under the Company’s current non-employee director compensation policy, Dr. Bolno will receive an annual cash retainer of $40,000 for his Board service. Dr. Bolno will receive an additional annual cash retainer of $5,000 for his service on the Compensation Committee. Dr. Bolno was granted a nonqualified option to acquire 100,000 shares of common stock of the Company (the “Common Stock”), with such grant vesting over a three-year period, with one-third of the shares vesting on the first anniversary of September 22, 2025 (the “Grant Date”) and 1/36th of the total shares vesting in substantially equal monthly installments thereafter, such that the option is fully vested on the third anniversary of the Grant Date, subject to Dr. Bolno’s continuous service with the Company through each such vesting date. The option is exercisable for 10 years from the Grant Date and has the same per share exercise price as the closing sales price of the Common Stock on the Nasdaq Stock Market on the Grant Date. The option is subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan, as amended.

The Company and Dr. Bolno also entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K (File No. 001-40703) filed with the U.S. Securities and Exchange Commission on March 20, 2025. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify each director for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by them in any action or proceeding arising out of their service as a director of the Company.

There is no arrangement or understanding between Dr. Bolno and any other person pursuant to which Dr. Bolno was appointed a director of the Company. There are no relationships or transactions in which Dr. Bolno has or will have an interest, or was or is a party, requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On September 24, 2025, the Company issued a press release announcing Dr. Bolno’s appointment to the Board. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference to this Item 7.01.

Item 8.01 Other Events.

On September 22, 2025, the Company received a letter from the Nasdaq Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it has regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”) for continued listing on The Nasdaq Global Market.

As previously disclosed, on April 21, 2025, the Company received a letter from Nasdaq, notifying the Company that it was not in compliance with the Minimum Bid Price Requirement because the Common Stock had closed below the $1.00 per share minimum for 30 consecutive business days. To regain compliance with the Minimum Bid Price Requirement, the Common Stock was required to maintain a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days.

In its letter dated September 22, 2025, Nasdaq indicated the Company has regained compliance with the Minimum Bid Price Requirement, and the matter is now closed.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated September 24, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVYD, INC.

Date: September 24, 2025	By:	/s/ Jill Andersen
Jill Andersen
Chief Legal Officer and Corporate Secretary